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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                October 28, 2004

                                   Belk, Inc.
             (Exact name of registrant as specified in its charter)

     Delaware                     000-26207                    56-2058574
     --------                     ---------                    ----------
 (State or other                 (Commission                 (IRS Employer
   jurisdiction                 File Number)             Identification Number)
of incorporation)

         2801 West Tyvola Road
       Charlotte, North Carolina                              28217-45000
       -------------------------                              -----------
(Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (704) 357-1000

                                 Not applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         [ ]      Written communications pursuant to Rule 425 under the
Securities Act (17 CFR 230.425)

         [ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange
Act (17 CFR 240.14a-12)

         [ ]      Pre-commencement communications pursuant to Rule 14d-2(b)
under the Exchange Act (17 CFR 240.14d-2(b))

         [ ]      Pre-commencement communications pursuant to Rule 13e-4(c)
under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         The information included pursuant to Item 2.03 is incorporated under this Item 1.01.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

         As of October 28, 2004, in connection with entry into the new revolving credit facility described in Item 2.03 hereof, Belk, Inc. terminated its approximately $327,000,000 three-year credit facility with the banks, financial institutions and other lenders signatory thereto. The terminated credit facility would have expired on July 31, 2005.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         On October 28, 2004, the Company entered into a new $330,000,000 unsecured credit facility (the "Credit Facility") with a syndicate of lenders, arranged jointly by Wachovia Capital Markets, LLC and Banc of America Securities, LLC, with Wachovia Bank, National Association ("Wachovia") as the administrative agent and Bank of America, N.A. as the syndication agent. At anytime before October 28, 2007, the Company may request that the aggregate amount available under the Credit Facility be raised to $380,000,000. Each lender shall have the right, but not the obligation, to commit to all or a portion of any proposed increase. The Credit Facility will terminate on October 28, 2009.

         The Credit Facility includes a revolving credit facility, a swingline facility and a letter of credit facility. No amounts were outstanding under the revolving credit facility at October 28, 2004. The Credit Facility limits letter of credit and swingline loans to $225,000,000 and $35,000,000, respectively. The Company has an existing letter of credit dated July 1, 1998 in the face amount of $126,849,316, which will remain outstanding and be deemed a letter of credit issued under the Credit Facility.

         Generally, amounts outstanding under the Credit Facility bear interest at a base rate, being the higher of Wachovia's prime rate or the federal funds rate plus 0.50%, or LIBOR plus a LIBOR rate margin, at the Company's choice. The LIBOR rate margin ranges from 0.40% to 1.25% and is based upon the leverage ratio. Initially, the applicable interest rate is LIBOR plus 0.625%.

         In addition to the interest payments discussed above, the Company is required to pay certain other fees in connection with the Credit Facility. With respect to letters of credit, the Company is required to pay a letter of credit fee in an amount equal to the applicable LIBOR rate margin multiplied by the average outstanding amount of the letter of credit, as well as a letter of credit issuance fee in an amount equal to 0.125% multiplied by the face amount of the letter of credit. The Company will also be required to pay a commitment fee on the average daily unused portion of the Credit Facility. This commitment fee is also based on the leverage ratio and will range from 0.10% to 0.25%.

         The Credit Facility contains customary restrictive covenants pertaining to management and operations of the Company and its subsidiaries, including limitations on the amount of debt that may be incurred, on sale of assets, on transactions with affiliates, on dividends and distributions and on the repurchase of outstanding common stock. The Credit Facility also includes certain financial covenants that require, among other things, the maintenance of a leverage ratio of less than or equal to 3.75 to 1.00 and a minimum fixed charged coverage ratio of 2.00 to 1.00. The Credit Facility also includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants of this agreement, incorrect or misleading representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and certain judgment defaults.

         The proceeds from the Credit Facility may be used to refinance the previous credit agreement, for working capital, general corporate purposes, permitted acquisitions and prepayment of debt.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       BELK, INC.



Date:  November 2, 2004                By: /s/ Ralph A. Pitts
                                          -------------------------------------
                                          Ralph A. Pitts
                                          Executive Vice President, General
                                          Counsel and Secretary